Exhibit 99.1

November 17, 2009

NORTHWEST PIPE RECEIVES EXPECTED NASDAQ NOTICE RELATED TO LATE FILING OF FORM 10-Q

Vancouver, WA, November 17, 2009... Northwest Pipe Company (NASDAQ: NWPX) today announced that it received a notice from the NASDAQ Stock Market stating that the Company is no longer in compliance with NASDAQ Listing Rule 5250(c)(1) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Under the NASDAQ Listing Rules, the Company has 60 calendar days, or until January 11, 2010, to submit to NASDAQ a plan to regain compliance with the Listing Rules. If the NASDAQ Stock Market staff accepts the plan, the NASDAQ staff can grant an exception of up to 180 calendar days, or until May 10, 2010, for the Company to regain compliance. The Company intends to either file its Form 10-Q for the quarter ended September 30, 2009 or submit to NASDAQ a plan to regain compliance by January 11, 2010.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has manufacturing operations in the United States, Mexico, and Indonesia.

Forward-Looking Statements

This press release includes statements, including statements regarding the Company’s intention to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 or submit to NASDAQ a plan to regain compliance with the NASDAQ Listing Rules within 60 calendar days after November 12, 2009, that are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including the outcome of the Audit Committee’s investigation, including any changes or adjustments to the Company’s preliminary estimates as to financial results for the quarter ended September 30, 2009 or the Company’s previously reported financial results or changes in the Company’s accounting policies or practices resulting from the investigation of accounting practices being conducted by the Company’s Audit Committee, the risks related to the continuation of the Company’s inability to file required reports with the Securities and Exchange Commission, continued poor or further weakened domestic or international economic conditions, risks related to project delays, risks related to changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham, Chief Executive Officer
Stephanie Welty, Chief Financial Officer
360-397-6323